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                                                                    EXHIBIT 10.1

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                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                         COUNTRY LIFE INSURANCE COMPANY,

                           COUNTRY MEDICAL PLANS, INC.

                                       AND

                      COTTON STATES LIFE INSURANCE COMPANY

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                                TABLE OF CONTENTS

ARTICLE 1 THE MERGER............................................................       4
   1.01     The Merger..........................................................       4
   1.02     Effective Time......................................................       5
ARTICLE 2 CONSIDERATION.........................................................       5
   2.01     Effect on Capital Stock.............................................       5
   2.02     Rights as Shareholders; Stock Transfers.............................       5
   2.03     Payment for Shares..................................................       5
   2.04     Dissenting Shareholders.............................................       6
   2.05     Company Stock Awards................................................       6
ARTICLE 3 COMPANY REPRESENTATIONS AND WARRANTIES................................       7
   3.01     Organization, Standing and Authority................................       7
   3.02     Company Common Stock................................................       7
   3.03     Subsidiaries........................................................       8
   3.04     Corporate Power.....................................................       8
   3.05     Corporate Authority and Action......................................       8
   3.06     Regulatory Filings; No Defaults.....................................       9
   3.07     SEC Documents; Financial Statements.................................      10
   3.08     Absence of Undisclosed Liabilities and Changes......................      11
   3.09     Litigation..........................................................      11
   3.10     Compliance with Laws................................................      11
   3.11     Material Contracts; Defaults........................................      13
   3.12     Non-Competition/Non-Solicitation....................................      14
   3.13     Properties..........................................................      14
   3.14     Employee Benefit Plans..............................................      14
   3.15     Labor Matters.......................................................      16
   3.16     Environmental Matters...............................................      17
   3.17     Tax Matters.........................................................      17
   3.18     Books and Records...................................................      18
   3.19     Accounting Controls.................................................      18
   3.20     Insurance...........................................................      18
   3.21     No Brokers..........................................................      18
   3.22     Intellectual Property...............................................      19
   3.23     Reserves............................................................      20
   3.24     Privacy Laws and Policies...........................................      21
   3.25     Investments.........................................................      21
   3.26     Disclosure..........................................................      21
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF ACQUIROR............................      21
   4.01     Organization, Standing and Authority................................      21
   4.02     Corporate Power.....................................................      22
   4.03     Corporate Authority and Action......................................      22
   4.04     Regulatory Approvals; No Defaults...................................      22
   4.05     Financing...........................................................      22
ARTICLE 5 COVENANTS.............................................................      23
   5.01     Forbearances of the Company.........................................      23
   5.02     Reasonable Best Efforts.............................................      26
   5.03     Shareholder Approvals...............................................      26
   5.04     Proxy Statement.....................................................      26
   5.05     Press Releases......................................................      28
   5.06     Access to Information...............................................      28
   5.07     No Solicitation.....................................................      28
   5.08     Takeover Laws.......................................................      29

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
   5.09     No Rights Triggered.................................................      30
   5.10     Regulatory Applications.............................................      30
   5.11     Indemnification.....................................................      31
   5.12     Notification of Certain Matters.....................................      31
   5.13     Employee Benefits...................................................      31
   5.14     Certain Contracts...................................................      32
ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER..............................      32
   6.01     Conditions to Each Party's Obligation to Effect the Merger..........      32
   6.02     Conditions to Obligation of the Company.............................      33
   6.03     Conditions to Obligation of the Acquiror............................      33
ARTICLE 7 TERMINATION...........................................................      34
   7.01     Termination Events..................................................      34
   7.02     Effect of Termination and Abandonment...............................      35
   7.03     Termination Fee.....................................................      35
ARTICLE 8 MISCELLANEOUS.........................................................      36
   8.01     Survival............................................................      36
   8.02     Waiver; Amendment...................................................      36
   8.03     Counterparts........................................................      36
   8.04     Governing Law.......................................................      36
   8.05     Waiver of Jury Trial................................................      36
   8.06     Specific Performance................................................      36
   8.07     Expenses............................................................      36
   8.08     Notices.............................................................      37
   8.09     Entire Understanding, No Third-Party Beneficiaries..................      37
   8.10     Assignment..........................................................      37
   8.11     Interpretation......................................................      38
   8.12     Certain Definitions.................................................      38
   8.13     Tax Disclosure Authorization........................................      44


                                       3
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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2003 (this "Agreement"), among COUNTRY Life Insurance Company, an Illinois corporation (the "Acquiror"), COUNTRY Medical Plans, Inc., a stock insurance company (the "Acquiror Sub") and Cotton States Life Insurance Company, a Georgia domestic stock insurance company (the "Company").

                               W I T N E S S E T H

         WHEREAS, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation;

         WHEREAS, the respective boards of directors of each of the Company, Acquiror and Acquiror Sub have adopted resolutions approving this Agreement and the transactions contemplated by this Agreement and, in the case of the board of directors of the Company, recommending that the shareholders of the Company approve of this Agreement and the Merger in accordance with the Georgia Business Corporation Code, as amended (the "GBCC");

         WHEREAS, as a condition to and inducement to Acquiror's and Acquiror Sub's willingness to enter into the Agreement, certain holders and beneficial owners of Company Common Stock are entering into Shareholder Agreements with the Acquiror (each a "Shareholder Agreement"); and

         WHEREAS, capitalized terms not defined in the context of the section in which they first appear shall have the meanings set forth in Section 8.12.

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

         1.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

         (a) Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Georgia, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger;

         (b) the Merger shall have the effects specified in the GBCC and the IBCA;

         (c) the Company Articles shall be the articles of incorporation of the Surviving Corporation;

         (d) the by-laws of Acquiror Sub shall be the by-laws of the Surviving Corporation; and

         (e) the directors and officers of the Surviving Corporation shall be the directors and officers of Acquiror Sub immediately prior to the Effective Time; such directors shall hold office until such time as their successors shall be duly elected (or appointed) and qualified.

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         1.02     Effective Time. The Merger shall become effective upon the time specified in the articles of merger in accordance with Section 14-2-1105 of the GBCC and Section 5/11.40 of the IBCA. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (a) on a day within ten Business Days after the last of the conditions set forth in Article 6 (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last Business Day of the month in which such day occurs), or (b) on such date as the parties may agree in writing (the "Closing Date").

                                   ARTICLE 2

                                  CONSIDERATION

         2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any shares of the Acquiror Sub's common stock:

         (a) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters' Shares) shall be converted into the right to receive consideration comprising $20.25 in cash (the "Consideration"), and, at the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the Consideration pursuant to this
Section 2.01(a);

         (b) each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation; and

         (c) each Company Stock Award issued and outstanding immediately prior the Effective Time shall, as applicable, be converted into the right to receive the payment specified in Section 2.05 or terminated as described in
Section 2.05.

         (d) each share of Company Common Stock held as Treasury Shares or Dissenters' Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and, except as set forth in Section 2.04 with respect to Dissenters' Shares, no consideration shall be issued in exchange therefor.

         2.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than holders of Dissenters' Shares, if applicable) shall cease to be, and shall have no rights as, shareholders of the Company, other than to receive any dividend or other distribution with respect to such Company Common Stock with a record date occurring prior to the Effective Time and the right to receive Consideration provided under this
Article 2. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock.

         2.03 Payment for Shares. Acquiror shall make available or cause to be made available to such bank as the Acquiror shall appoint (and shall be reasonably acceptable to the Company), as paying agent (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form (mutually agreed to by the Acquiror and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent

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to pay to each Person entitled thereto a check in the amount of the
Consideration to which such Person is entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         2.04 Dissenting Shareholders. Dissenters' Shares shall be purchased and paid for in accordance with Sections 14-2-1301 to 14-2-1332 of the GBCC. The Company shall give Acquiror (a) prompt notice of any written demands for fair value received by the Company, withdrawals of such demands and any other related instruments served pursuant to the GBCC and received by the Company, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the GBCC. The Company shall not, except with prior written consent of Acquiror, voluntarily make any payment with respect to any demands for fair value for Dissenters' Shares or offer to settle, or settle, any such demands.

         2.05     Company Stock Awards.

         (a) Immediately prior to the Effective Time, each Company Stock Option, then outstanding, vested and exercisable, without any action on the part of the holder shall be converted into the right to receive payment of an amount in cash equal to the product of (a) the excess of the Consideration Per Share over the exercise price per share, if any, subject to such Company Stock Option and (b) the number of shares subject to such Company Stock Option immediately prior to the Effective Time, provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each Company Stock Option to which the foregoing applies will be cancelled and shall cease to exist by virtue of such payment. Each unvested, or otherwise unexercisable Company Sock Option shall be cancelled and terminated without any payment to the holder thereof as to the unvested portion.

         (b) As soon as practicable following execution of this Agreement but in no event later than the date the shareholders of the Company vote to adopt the plan of merger contained in this Agreement and approve the Merger, the Company will enter into agreements with each holder of restricted stock granted under the Company's Performance Share Award Plan to provide that the shareholder approval of the plan of merger contained in this Agreement will not constitute a "change of control" of the Company for purposes of the Performance Share Award Plan. The agreements with each holder of restricted stock granted under the Performance Share Award Plan shall also provide that immediately prior to the Effective Time, each share of restricted stock of the Company then outstanding, without any action on the part of the holder shall be converted into the right to receive payment of an amount in cash equal to the Consideration Per Share, provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld by applicable law. Each share of restricted stock to which the foregoing applies will be cancelled and shall cease to exist by virtue of such payment.

         (c) Prior to the Effective Time the Company shall take all necessary actions, including obtaining (i) consents of each holder of a Company Stock Option or restricted stock of the Company (collectively a "Company Stock Award") including employees of the Company and of its Subsidiaries and each of the directors on the Company Board and each of the directors on the board of directors of any of the Company's Subsidiaries, in each case, in their individual capacities and (ii) resolutions of the Company Board, of the board of directors of the Company's Subsidiaries or of a committee established under the applicable Company Common Stock Plan, if applicable, to effect the foregoing. The parties hereto acknowledge that the Company may be required to sell Investment Securities to fund its obligations pursuant to this Section 2.05.

                                   ARTICLE 3

                     COMPANY REPRESENTATIONS AND WARRANTIES

         On or prior to the date hereof, the Company has delivered to the Acquiror a letter (the "Company's Disclosure Letter") setting forth items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 3; provided that the inclusion of an item in the Company's Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company. Except as Previously Disclosed in a paragraph of the Company's Disclosure Letter corresponding to the relevant section below, the Company represents and warrants to the Acquiror and Acquiror Sub as set forth in its Disclosure Letters and as follows:

         3.01 Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia; and except where, individually or in the aggregate, the failure to be qualified is not reasonably likely to have a Material Adverse Effect, is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has heretofore furnished to Acquiror a complete and correct copy of the Company Articles and Company By-Laws as currently in effect, including all amendments.

         3.02 Company Common Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which, as of the date hereof, not more than 6,322,737 shares are outstanding, 431,767 shares are held in the treasury of the Company and 617,179 shares are reserved for issuance upon exercise of Company Stock Options. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, no other shares of Company Common Stock are reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock (other than with respect to 121,822 shares issuable upon exercises of Company Stock Options outstanding as of the date hereof), and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement. Section 3.02 of the Company's Disclosure Letter lists each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued ("Company Stock Plans"). As of the date hereof, the Company has no phantom stock units or other stock appreciation rights outstanding. Except as described in this Section 3.02, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans. The Company has 242,543 shares outstanding under the Performance Share Awards Plan and, except as set forth in Section 3.02 of the Company's Disclosure Letter, will not be required to grant any shares or units or make any payments under such plan, either based on performance prior to the date hereof or as a result of the consummation of the transactions contemplated herein. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except as set forth in Section 3.02 of the Company's Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries or any of its Affiliates is a party or by which any of them is bound relating to the issued or unissued capital stock of the

Company or any of its Subsidiaries (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to the Merger) or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board. There are no programs in place or outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any securities or (ii) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries. Other than the $.04 per share dividend declared by the Company Board on December 03, 2003, the Company Board has declared no dividends which have not, prior the date hereof been paid in full.

         3.03     Subsidiaries.

         (a) Section 3.03(a) of the Company's Disclosure Letter lists all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary; and (i) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (ii) no securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or the Company's Subsidiaries), (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (iv) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, and (v) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

         (b) As of the date hereof, neither the Company nor any of the Company's Subsidiaries holds securities involving, in the aggregate, Beneficial Ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer's voting securities or 25% or more of any class of the issuer's securities, including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities.

         (c) Section 3.03(c) of the Company's Disclosure Letter lists, as of the date hereof, all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls, or any of its Subsidiaries own or control, an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest.

         (d) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization; and except where, individually or in the aggregate, the failure to be qualified is not reasonably likely to have a Material Adverse Effect, is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         3.04 Corporate Power. The Company and each of its Subsidiaries has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         3.05     Corporate Authority and Action.

         (a) The Company and its Subsidiaries have taken all corporate action necessary in order (i) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (ii) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the Merger. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (b) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby each is exempt from, the requirements of any applicable "moratorium," "control share," "fair price," or other antitakeover laws and regulation of any state, including Sections 14-2-1110 to 14-2-1113 and Sections 14-2-1131 to 14-2-1133 of the GBCC
(collectively, "Takeover Laws"). As of the date hereof, the Company Board has adopted a resolution which approves and adopts this Agreement and the Merger and resolves to recommend that the Company's shareholders approve this Agreement and the Merger.

         (c) The Company Financial Advisor has delivered to the Company Board its written opinion, dated prior to or as of the date of this Agreement, to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Consideration to be received by holders of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit inclusion of such opinion (and/or a reference thereto) in the Proxy Statement.

         (d) The only vote of the shareholders the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares (the "Company Requisite Vote"). No other vote of the shareholders of the Company is required by law, the Company Articles or Company By-Laws.

         3.06     Regulatory Filings; No Defaults.

         (a) No consents or approvals of, filings or registrations with or notices to any Governmental Authority are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (i) filing the Proxy Statement in definitive form with the Commissioner of Insurance of the State of Georgia, (ii) the filing of applications and notices with respect to the Merger, as applicable, with the Georgia Insurance, Safety and Fire Commissioner, Illinois Insurance Commissioner, Connecticut Insurance Commissioner, and any other insurance regulatory authorities as may be necessary or appropriate, (iii) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, and (iv) the filing of articles of merger with the Secretary of State of the State of Georgia pursuant to the GBCC and the Secretary of State of the State of Illinois pursuant to the IBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a Burdensome Condition.

         (b) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 3.06(a) and the making of required filings under federal and state securities laws and except as set forth in Section 3.06(b) of the Company's Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, constitute a breach or violation of, result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Contract to which the Company or of any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, including the Company Contracts, (ii) constitute a breach or violation of, or a default under, the Company Articles or the Company By-Laws, or (iii) violate any law, rule, or regulation or any judgment, decree, order or Company Permit; except, in the case of clause (i) or (iii) for such breaches, defaults, terminations, accelerations, Liens or violations which, individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

         3.07     SEC Documents; Financial Statements.

         (a) The Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2000, 2001 and 2002, and all other reports and registration statements filed or to be filed by the Company or any of its Subsidiaries subsequent to January 1, 2001 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company's SEC Documents") with the SEC and (ii) proxy statements, information statements and annual reports to securities holders filed with the Commissioner of Insurance of the State of Georgia relating to any Company shareholder meeting after January 1, 2001 under Chapter 120-2-7 of the Rules and Regulations of the State of Georgia Rules of the Comptroller General Insurance Department (collectively "Stockholder Reports"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act, the Exchange Act or Chapter 120-2-7 of the Rules and Regulations of the State of Georgia Rules of the Comptroller General Insurance Department, as the case may be and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has heretofore furnished the Acquiror with complete and correct copies of all registration statements, reports, proxy statements and information statements filed with the SEC and the Commissioner of Insurance of the State of Georgia since December 31, 1998. The Company has heretofore furnished to Acquiror a complete and correct copy of (i) any material agreements, documents or other instruments that will be required to be filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC, and (ii) any material amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

         (b) Each of the Company Financial Statements contained in any of the Company's SEC Documents or Stockholder Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, in all material respects, the financial position, the results of operations, changes in shareholders' equity and changes in cash flows of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (c) The Company Statutory Financial Statements have been prepared in accordance with the applicable accounting practices prescribed or permitted by the Georgia Department of Insurance (which is the department of insurance of the Company's domiciliary jurisdiction) for purposes of financial reporting ("Statutory Accounting Practices"), and such accounting practices have been applied on a basis consistent with such Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Company Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for the Company as of the dates and for the periods therein in accordance with applicable Statutory Accounting Practices. The financial statements contained in the Company Annual Statutory Statements have been audited by the independent auditors of the Company, and the Company has furnished to Acquiror true and complete copies of all audit opinions related thereto. The Company has furnished to Acquiror true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 2000 relating to the Company and the Company's Subsidiaries. The Company has furnished Acquiror true and complete copies of the Company Statutory Financial Statements.

         (d) The Company qualifies for the exemption from registration under the Exchange Act provided by Section 12(g)(2)(G) of the Exchange Act.

         (e) All actuarial reports with respect to the Company or any of its Subsidiaries relied upon by the Company or any Subsidiary or Governmental Authority since December 31, 2000, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"), including those provided to Acquiror, were based upon an accurate inventory of policies in force for the Company and its Subsidiaries, as the case may be, at the relevant time of preparation, were prepared using appropriate modeling procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein; the information and data furnished by the Company or any Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects, and the Company and each of its Subsidiaries is in compliance in all material respects with the underwriting guidelines applicable thereto.

         3.08 Absence of Undisclosed Liabilities and Changes. Except as disclosed in the Company's SEC Documents filed prior to the date hereof (including, by way of accrual or reserve against the Company's assets contained in its consolidated balance sheet contained therein) or set forth in Section
3.08 of the Company's Disclosure Letter, as of September 30, 2003, none of the Company or its Subsidiaries has any Liability, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.08 of the Company's Disclosure Letter, since September 30, 2003, on a consolidated basis the Company and its Subsidiaries have not incurred any Liability other than those incurred (i) in the ordinary course of business that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Since December 31, 2002, except for execution of this Agreement and performance of its obligations hereunder, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Article 3 or otherwise), is reasonably likely to have a Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries have engaged in any material transaction or entered into any material agreement or commitment outside the ordinary course of business. Since December 31, 2002, neither the Company nor any of its Subsidiaries have suffered any Material Adverse Effect and there has not occurred, and there is not currently existing, any circumstance or event that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

         3.09 Litigation. Except as disclosed in Section 3.09 of the Company's Disclosure Letter, no litigation, claim, charge, grievance or other proceeding before any court, arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened that (i) in each case, seeks or should result in damages of more than $100,000 or (ii) are, individually or in the aggregate, reasonably likely to have, a Material Adverse Effect. Except as disclosed in Section 3.09 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their property is subject to any order, judgment, injunction or decree, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         3.10 Compliance with Laws. The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees:

         (a) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses (including laws relating to insurance company regulation, discriminatory business practices, the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001) except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect;

         (b) has all permits, licenses, variances, exemptions, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted ("Company Permits") except where the failure to so have or to so file, apply or register, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect; all such Company Permits are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened;

the Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits;

         (c) has received no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (ii) threatening to revoke any Company Permit (nor, to the Company's knowledge, do grounds for the foregoing exist) or
(iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on insurance companies generally), except where such noncompliance, revocation, restriction or disqualification is not reasonably likely to have a Material Adverse Effect;

         (d) is not subject to any pending, or to the Company's knowledge threatened, investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof, except (i) as set forth in Section 3.10(d) of the Company's Disclosure Letter or (ii) where such investigation, review or disciplinary proceeding is not reasonably likely to have a Material Adverse Effect;

         (e) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from any Governmental Authority and has not adopted any board resolutions at the request of any Governmental Authority or been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

         (f) has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (collectively, the "Company Reports"), except
(i) as set forth in Section 3.10(f) of the Company's Disclosure Letter or (ii) where the failure to so timely file, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect; as of their respective dates, the Company Reports complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory Governmental Authority with which they were filed;

         (g) all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and its Subsidiaries and any and all marketing materials (the "Company Forms"), are, to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect;

         (h) the Company Forms comply with the insurance statutes, regulations and rules applicable thereto and, as to premium rates established by the Company or any Subsidiary that are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto and such premiums comply with the insurance statutes, regulations and rules applicable thereto, except where the failure to so comply or conform, individually or in the aggregate is not reasonably likely to have a Material Adverse Effect;

         (i) the Company and its Subsidiaries have marketed, sold and issued insurance products in compliance with all applicable laws, all applicable orders and directives of all insurance and securities regulatory authorities, and all market conduct recommendations resulting from market conduct or other examinations of insurance or securities regulatory authorities in the respective jurisdictions in which such products have been sold, including compliance with all applicable laws relating to (i) the disclosure of the nature of insurance products as policies of insurance, (ii) insurance product projections, (iii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin and
(iv) "replacement" or anti-churning restrictions, except where the failure to be in compliance or so market, sell or issue within such standards, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect; and

         (j)      does not, and is not obligated to, maintain separate accounts.

         3.11 Material Contracts; Defaults. Section 3.11 of the Company's Disclosure Letter sets forth a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party (collectively, together with all contracts and other documents listed on the exhibit index to the Company's Form 10-K for the period ended December 31, 2002, the "Company Contracts"), including the following:

         (a) any Contract which contains obligations in excess of $100,000 or is otherwise material to the current business of the Company or any of its Subsidiaries taken as a whole;

         (b) any Contract which is a reinsurance or retrocession contract which requires the payment of premiums by the Company or its Subsidiaries of amounts in excess of $100,000 per year or relating to business as to which the Company or any of its Subsidiaries are holding gross reserves in excess of $100,000;

         (c) any Contract which is an employment, severance, retention, consulting, loan or indemnification contract with any current or, to the extent obligations remain to be performed by the Company, former employee of the Company or its Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of the Company or any of its Subsidiaries, other than any agent contract with insurance agents that by its terms is terminable by the Company or any of its Subsidiaries before and after the Effective Time on not more than sixty days' notice without any penalty or cost to the Company or any of its Subsidiaries;

         (d) any Contract under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in excess of $100,000;

         (e) any Contract to which the Company or any of its Subsidiaries is a party, on the one hand, and under which any Affiliate, officer, director, employee or equity holder or other Related Person of the Company or any of its Subsidiaries, on the other hand, is a party or beneficiary;

         (f) any Contract involving the purchase or sale of assets with a book value greater than $100,000 entered into since December 31, 1998; and

         (g) any Contract involving a capital expenditure in excess of $100,000 in a twelve-month period or $250,000 in the aggregate.

The Company Contracts referenced in Section 3.11(e) to which a Related Party is a party (other than employment contracts and option and restricted stock agreements) are on arm's-length terms or terms more favorable to the Company and its Subsidiaries. Except with respect to Company Contracts which terminate as a result of the expiration of their stated duration prior to the Closing Date and disregarding the effect of the execution of this Agreement and consummation of the transactions contemplated hereby, with respect to each of the Company Contracts, such Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws effecting or relating to enforcement of creditors' rights generally, or by general principles of equity, and is in full force and effect; and there is no default or claim of default thereunder by the Company or the Company Subsidiary party thereto, or to the knowledge of the Company, by any other party thereto, and no event has occurred (disregarding the effect of the execution of this Agreement and consummation of the transactions contemplated hereby) which, with the passage of time or the giving of notice (or both), would constitute a default thereunder by the Company or the Company Subsidiary party thereto, or to the knowledge of the Company, by any other party thereto, or would permit material modification, acceleration or termination thereof, except where such defaults, modifications, accelerations or terminations, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has previously made available to Acquiror true and complete copies of each Company Contract, including true and complete descriptions of any oral Company Contracts, in all cases as amended and currently in effect.

         3.12     Non-Competition/Non-Solicitation. Except as set forth in
Section 3.12 of the Company's Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation or any other agreement or obligation (i) which limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its Affiliates is or could be conducted or the types of business that the Company or its Affiliates conducts or may conduct or (ii) which limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees.

         3.13 Properties. The Company and its Subsidiaries have good and marketable title, free and clear of all Liens to the properties and assets, tangible or intangible, reflected in the Company Financial Statements as being owned by the Company and its Subsidiaries except (i) those reflected or reserved against in the balance sheet contained in its Form 10-Q for the period ended September 30, 2003, (ii) Taxes not in default and payable without penalty and interest, (iii) other Liens which do not materially interfere with the Company's or its Subsidiary's use or enjoyment of such property or materially detract from the value or such property and (iv) as set forth in Section 3.13 of the Company's Disclosure Letter. All buildings and all fixtures, equipment, and other property (other than Company IP Rights) and assets which are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles).

         3.14     Employee Benefit Plans.

         (a) The Company has Previously Disclosed a complete list of all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement, currently or within the six year period ended on the date of this Agreement, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees, Multi-Line Exclusive Agents or directors or the beneficiaries or dependents of any of the foregoing (collectively, the "Compensation Plans").

         (b) With respect to each Compensation Plan, if applicable, the Company has made available to the Acquiror, true and complete copies of the existing: (i) Compensation Plan documents and amendments thereto; (ii) trust instruments and insurance contracts; and (iii) two most recent Forms 5500 filed with the IRS. All required reports and descriptions of the Compensation Plans (including but not limited to Form 5500 annual reports, summary annual reports and summary plan descriptions) have been timely filed and distributed, except where the failure to so file or distribute, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         (c) Each of the Compensation Plans has been administered and operated in accordance with the terms thereof and with applicable law, including ERISA, the Code and the Securities Act, except where the failure to so operate is not likely to have a Material Adverse Effect. Each of the Compensation Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company is not aware of any circumstances that would likely result in the revocation or denial of any such favorable determination letter. None of the Company, any of its Subsidiaries or, or to the Company's knowledge, an Indemnified Party has engaged in any transaction with respect to any Compensation Plan that has subjected, or (assuming the taxable period with respect to the transaction expired as of the date hereof) could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA in an amount which is reasonably likely to have a Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Company's Compensation Plans, except litigation, audits, examinations and investigations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Section 3.14(c) of the Company's Disclosure Letter sets forth all outstanding Loans made to and of the Compensation Plans. None of the Company, any Subsidiary, nor any of their current of former directors, officers, employees or any other "fiduciary," within the meaning of Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any Liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Compensation Plans, except breaches or Liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected by the Company to be incurred by the Company or any of its Subsidiaries with respect to any "single-employer plan" (within the meaning of Section 4001(a)(15) of ERISA) or Multiemployer Plan currently or formerly maintained or contributed to by any of them, or the single-employer plan or Multiemployer Plan of any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(a)(14) of ERISA or Section 414(b),
(c), (m) or (o) of the Code (an "ERISA Affiliate Plan"). Other than as specified by the terms of this Agreement, no notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Company Pension Plan or ERISA Affiliate Plan and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (including, without limitation, withdrawal liability based on the contributions of any ERISA Affiliate).

         (e) All contributions, premiums and payments required to have been made under the terms of any of the Compensation Plans law have been timely made or reflected in the Company's SEC Documents. Neither any of the Company Pension Plans nor ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its Subsidiaries or any ERISA Affiliate has provided, or is required to provide, security to any Company Pension Plan or any ERISA Affiliate Plan pursuant to Section 401(a)(29) or Section 412(n) of the Code.

         (f) Except as set forth in Section 3.14(f) of the Company's Disclosure Letter, under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan. Except as set forth in Section 3.14(f) of the Company's Disclosure Letter, under each of the Company Pension Plans, there has been no adverse change in the financial condition of any Company Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

         (g) There is no material pending or, to the knowledge of the Company threatened or anticipated, action, suit, grievance, arbitration or other manner of litigation or claim relating to any Compensation Plan or with respect to the assets thereof, by or on behalf of any current or former director, officer or employee, or dependent or beneficiary thereof, or otherwise (other than routine claims for benefits where the Compensation Plan's administrative claims procedure has not yet been exhausted), including but not limited to any action, suit, grievance, arbitration or other manner of litigation or claim regarding conduct with allegedly interferes with the attainment of rights under any Compensation Plan.

         (h) Since September 30, 2003, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Compensation Plan which would increase the expense of maintaining such Compensation Plan above the level of the expense incurred therefor for the most recent fiscal year (other than as a result of normal increase and decrease in the number and compensation of the Compensation Plan participants through attrition and hiring in the ordinary course of business of the Company). Except as set for in Section 3.14(h) of the Company's Disclosure Letter, neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Compensation Plans (except as provided in Sections 401(k)(10) and 411(d)(6) of the Code and Section 204(g) of ERISA), (iv) cause the Company or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (v) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

         (i) Each Compensation Plan that is a "group health plan," within the meaning of Section 5000 of the Code has been operated in compliance with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, with the health insurance portability, access and renewability requirements of Sections 9801 through 9833 of the Code and Sections 701 through 734 of ERISA, and the secondary payor requirements of Section 1862(b) of the Social Security Act.

         (j) The Company has made available to the Acquiror a complete list stating the current base salary, 2001, 2002 and 2003 earned incentive compensation for all current officers, employees and directors of the Company or any of its Subsidiaries.

         3.15 Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except
(i) as set forth in Section 3.15 of the Company's Disclosure Letter or (ii) for non-compliances which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         3.16 Environmental Matters. (i) The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws; (ii) no property (including soils, groundwater, buildings and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, contains, has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Laws or in amounts which pose a risk to public health, welfare or the environment; (iii) neither the Company nor any of its Subsidiaries has participated in the management of a third-party company in connection with any Loans or Liens in such manner that it could be deemed the "owner or operator" (as these terms are defined), under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest; (iv) neither the Company nor any of its Subsidiaries is subject to Liability for the release, disposal, management of, or contamination by, Hazardous Substance on any property owned by a third party requiring corrective action under applicable Environmental Laws or payment for corrective action; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information relating to any violation of, or Liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law;
(vii) there are no other circumstances or conditions involving or attributable to the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls or gas station sites) that could be expected to result in any claims, Liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property, or any property in which the Company or any of its Subsidiaries has held a Lien and could be deemed an owner or operator of such property pursuant to any Environmental Law and such reports, studies, data, correspondence, filings and other information are listed in Section 3.16 of the Company's Disclosure Letter, except, in the case of clause (i), (ii), (iv), or (vii) as is not reasonably likely to have a Material Adverse Effect.

         3.17 Tax Matters. Except as set forth in Section 3.17 of the Company's Disclosure Letter or to the extent that the failure of any of the following is not reasonably likely to have a Material Adverse Effect, (i) all Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by the Company and its Subsidiaries are complete and accurate; (iii) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns (or, with respect to Tax Returns for which an extension has been timely filed, will be required to be shown as due and payable when such Tax Returns are filed) have been paid or adequate reserves have been established for the payment of such Taxes; (iv) all state and federal income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (v) no audit or examination or refund litigation with respect to any such Tax Return is pending or, to the Company's knowledge, has been threatened; (vi) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or are being contested in good faith; (vii) no waivers of statute of limitations have been given by or requested with respect to any Taxes of the Company or its Subsidiaries for any currently open taxable period; (viii) the Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law; (ix) the Company and its Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a consolidated group of which the Company was the common parent); (x) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (xi) no Tax is required to be withheld pursuant to
Section 1445 of the Code as a result of the transfer contemplated by this Agreement; (xii) the Company and its Subsidiaries are not bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement; (xiii) no insurance or annuity contracts or insurance policies issued by the Company or any of its

Subsidiaries fail to comply with the applicable provisions of Sections 72 or 7702 of the Code; (xiv) neither the Company nor any of its Subsidiaries has entered into any agreement with, or requested relief from, the IRS concerning the qualification of any life insurance or annuity policy under or compliance with Sections 72, 101(f), 401(a), 403(b), 408, 457, 817, 7702 or 7702A of the
Code, and the IRS has not asserted in writing that any such policy fails to so qualify; (xv) the assets of any Separate Account maintained by the Company or any Subsidiary that is required to be diversified pursuant to Section 817(h) of the Code are monitored in the interest of assuring that they are, and to the knowledge of the Company are, adequately diversified within the meaning of
Section 817(h) of the Code and the Treasury Regulations promulgated thereunder;
(xvi) the Company and each Subsidiary is treated for federal tax purposes as the owner of the assets underlying the respective life insurance policies and annuity contracts issued, entered into or sold by it; and (xvii) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

         3.18 Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

         3.19 Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company, that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements, (iii) access to the material property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. The Company has designed and established, and is maintaining (a) Disclosure Controls and Procedures adequate to ensure that material information relating to the Company is made known to the Company's principal executive officer and principal financial officer by others within those entities, and (b) Internal Controls and Procedures for Financial Reporting which provide reasonable assurance that the Company's financial statements are fairly presented in conformity with GAAP.

         3.20 Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries, officers, directors, employees, agents or their representatives ("Insurance Policies"). For the avoidance of doubt, "Insurance Policies" shall not include life insurance policies issued by the Company or its Subsidiaries, reinsurance agreements or the Company's employee benefit plans. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion, except (i) as set forth in Section 3.20 of the Company's Disclosure Letter or (ii) where such default or failure to so file, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         3.21 No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has engaged the Company Financial Advisor in connection with this transaction and has furnished the Acquiror a complete and correct copy of the engagement letter entered into in connection therewith; and Acquiror acknowledges the payment to be made thereunder will not constitute a Material Adverse Effect.

         3.22     Intellectual Property.

         (a) With respect to each of the Company IP Rights, except as is, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect, (i) the Company and its Subsidiaries either (A) own the entire right, title and interest in and to the Company IP Rights free and clear of any royalty or other payment obligation, lien, encumbrance or charge or (B) have all necessary and sufficient rights to use such Company IP Rights under a valid and enforceable license agreement (including in each instance, without limitation, the exclusive and valid right to use the same), (ii) there are no agreements which restrict or limit the use by the Company or its Subsidiaries of the owned Company IP Rights and (iii) to the extent that the Company IP Rights owned or held by the Company or its Subsidiaries are registered with the applicable authorities, record title to such Company IP Rights is registered or (applied for) in the name of the Company or any of its Subsidiaries. The Company IP Rights are sufficient in all material respects for the operation of the Company as currently being conducted. Section 3.22(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of all (i) registered Company IP Rights and all applications to register Company IP Rights,
(ii) all material unregistered trademarks, service marks and logos, and (iii) all Company IP Rights granted to or from a third party by license, sub-license, permission or agreement.

         (b) Except, in each case, where the failure of such, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect,
(i) to the Company's knowledge, the Company IP Rights are valid, enforceable against third parties and in effect, (ii) to the Company's knowledge, the Company IP Rights and the Company IP Rights as embodied in the products and services of the Company and its Subsidiaries do not infringe on the Intellectual Property Rights of any Person or entity in any country, and (iii) except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company IP Rights have been taken through the date hereof and will continue to be paid or taken by the Company or its Subsidiaries through the Effective Time.

         (c) The Company and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company IP Rights and, where applicable, to preserve the confidentiality of the Company IP Rights except where the failure to do so, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         (d) Neither the Company nor any of its Subsidiaries has received any notice of claim that any of the Company IP Rights has expired, is not valid or enforceable against third parties in any country or that it infringes upon the Intellectual Property Rights of any third party. No claim that the Company IP Rights infringes upon the rights of any third party, whenever filed or threatened, is currently pending and neither the Company nor any of its Subsidiaries are aware of any basis for such claim, except such as, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. There are no pending, or to the knowledge of the Company or any of its Subsidiaries, threatened proceedings or litigation or other claims affecting the Company IP Rights which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company and its Subsidiaries, there is no basis for any such proceedings, litigation or claim. All claims and threatened claims of infringement received by or known to the Company or any of its Subsidiaries prior to January 1, 2002 (collectively, "Prior Claims") have been fully settled and resolved between all parties and neither the Company nor any of its Subsidiaries have entered into any agreements regarding such Prior Claims which impair or restrict the use of the Company IP Rights as it is currently being used.

         (e) Since January 1, 2002, neither the Company nor any of its Subsidiaries has given any notice of infringement to any third party with respect to any of the Company IP Rights. Neither the Company nor any of its Subsidiaries is aware of or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company IP Rights, and no claim or controversy with respect to any such alleged infringement exists, except such as, individually or in the aggregate, is not reasonably be likely to have a Material Adverse Effect.

         (f) Certificates of registration and renewal, letter patents and copyright registration certificates and all other instruments evidencing ownership of the Company IP Rights Property currently in use by the Company or any of its Subsidiaries are in the possession of the Company, its Subsidiaries, their agents or authorized Representatives.

         (g) Neither the Company nor any of its Subsidiaries is in breach or default that could be the basis of termination under any agreements, licenses, sub-licenses, authorizations and other rights included in the Company IP Rights which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, no other party is in breach or default that could be the basis of termination under any agreements, licenses, sub-licenses, authorizations and other rights included in the Company IP Rights which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

         (h) Neither the Company nor any of its Subsidiaries is subject to any agreement, judgment, order, writ, injunction or decree, which restricts or impairs the use of the Company IP Rights, except (i) as set forth in Section 3.22(h) of the Company's Disclosure Letter or (ii) where such restriction or impairment, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         (i) All of the owned Company IP Rights have been (i) created by employees of the Company or its Subsidiaries working within the scope of their employment at the time of such created, (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or relevant Subsidiary as assignee that have conveyed to the Company or relevant Subsidiary ownership of all of its Intellectual Property Rights in such owned Company IP Rights, or (iii) acquired by the Company or one of its Subsidiaries in connection with acquisitions in which the Company or relevant Subsidiary obtained appropriate representations, warranties and indemnities from the transferring party relating to the title of such owned Company IP Rights. To the extent that any Company IP Rights has been developed or created by a third party for the Company or any of its Subsidiaries, the Company or the relevant Subsidiary has a written agreement with such third party with respect thereto and the Company and the relevant Subsidiary thereby has obtained ownership of and is the exclusive owner of to all of such third party's Intellectual Property Rights in such work, material or invention by operation of law or by valid assignment.

         (j) All rights of the Company and each of its Subsidiaries in and to the Company IP Rights as of the date hereof will be unaffected by the transactions contemplated by this Agreement, except (i) as set forth in Section 3.22(j) of the Company's Disclosure Letter or (ii) as, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         3.23 Reserves. The aggregate insurance and annuity reserves of the Company and its Subsidiaries as set forth in the Company Financial Statements have been determined in all material respects in accordance with GAAP consistently applied (except as set forth therein). The insurance and annuity reserving practices and policies of the Company and its Subsidiaries have not changed, in any material respect, since January 1, 2003 and the results of the application of such practices and policies are reflected in the Company Financial Statements. All reserves of the Company and its Subsidiaries set forth in the Company Financial Statements are fairly stated in accordance with sound actuarial principles, except where the failure to so state such reserves or meet such requirements, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The aggregate insurance and annuity reserves of the Company and its Subsidiaries as set forth in the Company Statutory Financial Statements have been determined in all material respects in accordance with applicable law and statutory accounting practices consistently applied (except as set forth therein). Except as required by applicable law or statutory accounting practices and policies, the insurance and annuity reserving practices and policies of the Company and its Subsidiaries with respect to the Company Statutory Financial Statements have not changed, in any material respect, since January 1, 2003 and the results of the application of such practices and policies are reflected in the Company Statutory Financial Statements. All reserves of the Company and its Subsidiaries set forth in the Company Statutory Financial Statements are fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

         3.24 Privacy Laws and Policies. The Company and each Subsidiary is in compliance with (i) the terms of its own privacy policy as it exists on the date of this Agreement, a true and correct copy of each of which has been made available to the Acquiror and (ii) any applicable laws concerning the protection of confidential personal information received from customers and consumers, including without limitation, the Gramm-Leach-Bliley Act of 1999 and the Health Insurance Portability and Accountability Act of 1996 and any rules and regulations adopted thereunder, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect.

         3.25     Investments.

         (a) The Company financial statements as filed with National Association of Insurance Commissioners and the State of Georgia set forth a list, in the case of annual periods, or a summary, in the case of quarterly periods, which list or summary, as applicable, is accurate and complete in all material respects, of all securities and other investments owned, directly or indirectly, by the Company or any of its Subsidiaries (collectively, the "Company Investments") as of December 31, 2002 and September 30, 2003, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2002 and September 30, 2003, and the changes in the Company Investments for the twelve months ended December 31, 2002 and the nine months ended September 30, 2003.

         (b) A complete list of all Company Investments as of September 30, 2003 which are in default, in bankruptcy, nonperforming, restructured, or foreclosed, or which are included on any "watch list" is set forth in Section 3.25(b) of the Company's Disclosure Letter and there have been no changes since that date that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect.

         3.26 Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished or made available to the Acquiror hereunder or in connection with the Acquiror's due diligence related hereto are true and complete.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

         On or prior to the date hereof, the Acquiror has delivered to the Company a letter (the "Acquiror Disclosure Letter") setting forth items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in this Article 4; provided that the inclusion of an item in the Acquiror Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Acquiror. Except as Previously Disclosed in a paragraph of the Acquiror's Disclosure Letter corresponding to the relevant section below, the Acquiror represents and warrants to the Company as set forth in its Disclosure Letters and as follows:

         4.01 Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Illinois. Acquiror Sub is duly organized, validly existing and in good standing under the laws of Illinois. The Acquiror and Acquiror Sub are duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification.

         4.02 Corporate Power. Each of Acquiror and Acquiror Sub has the requisite power and authority to carry on its business as it is now being conducted and to own all its properties and assets; the Acquiror and Acquiror Sub have the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Acquiror Sub, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the transactions contemplated hereby.

         4.03 Corporate Authority and Action. Acquiror and Acquiror Sub have taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger. This Agreement is a valid and legally binding agreement of the Acquiror and Acquiror Sub, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         4.04     Regulatory Approvals; No Defaults.

         (a) No consents or approvals of, filings or registrations with or notices to any Governmental Authority are required to be made or obtained by
Acquiror, Acquiror Sub or any of their Subsidiaries in connection with the execution, delivery or performance by the Acquiror or Acquiror Sub of this Agreement, or to consummate the Merger or the other transactions contemplated hereby, except for (i) filing the Proxy Statement in definitive form with the Commissioner of Insurance of the State of Georgia, (ii) the filing of applications and notices with respect to the Merger, as applicable, with the Georgia Insurance, Safety and Fire Commissioner, Illinois Insurance Commissioner, Connecticut Insurance Commissioner, and any other insurance regulatory authorities as may be necessary or appropriate, (iii) the filing of a notification, if required, and expiration of the related waiting period under the HSR Act, and (iv) the filing of articles of merger with the Secretary of State of the State of Georgia pursuant to the GBCC and the Secretary of State of the State of Illinois pursuant to the IBCA. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received without the imposition of a Burdensome Condition.

         (b) Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 4.04(a) and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, constitute a breach or violation of, result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any Contract to which the Acquiror or Acquiror Sub is a party, (ii) constitute a breach or violation of, or a default under, the Acquiror's or the Acquiror Sub's articles of incorporation or the by-laws or (iii) violate any law, rule, or regulation or any judgment, decree, order, permit or license; except, in the case of clause (i) and (iii) for such breaches, defaults, terminations, accelerations, Liens or violations which, individually or in the aggregate, would not result in the Acquiror or the Acquiror Sub being unable to consummate the Merger or perform its obligations under this Agreement.

         4.05 Financing. Acquiror has or has available to it cash or cash equivalents or lines of credit for use in connection with the acquisition of the Company in an aggregate amount necessary to consummate the Merger.

                                    ARTICLE 5

                                    COVENANTS

         5.01 Forbearances of the Company. Until the Effective Time (or, if earlier, the termination of this Agreement), except as expressly provided in this Agreement, without the prior written consent of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (b) New Activities. Engage in any material new activities or lines of business or make any material changes to its existing activities or lines of business.

         (c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, (ii) permit any additional shares of Company Common Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock, (iv) effect any recapitalization, reclassification, stock split or like change in capitalization or (v) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust relating to such shares.

         (d) Grant or issue options (or other rights) to purchase Company Common Stock to members of the Company Board in lieu of director fees with respect to meetings of the Company Board subsequent to December 31, 2003; it being understood that the Company will pay such directors fees in cash with respect to meetings after such date.

         (e) Subsidiaries. Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary of the Company.

         (f) Governing Documents. Amend (or suffer to be amended) the Company Articles, the Company By-Laws or the articles of incorporation, by-laws, partnership agreements or limited liability company agreements (or other governing documents) of any of the Company's Subsidiaries.

         (g) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided, however, the Company may pay the $.04 per share dividend declared by the Company Board on December 03, 2003 and, in addition, if the Company Board so determines, the Company Board may on or prior to March 31, 2004 declare and the Company may pay a single $.04 per share dividend with respect to shares of Company Common Stock.

         (h) Compensation, Employment Contracts, Etc. Enter into, amend, modify, renew (other than renewals that are automatic and in the ordinary course of business consistent with past practice) or terminate any employment, consulting, severance or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable law, (ii) to satisfy Previously Disclosed Contracts existing on the date hereof, (iii) to the extent consistent with, and in amounts and terms similar to, the practices and guidelines in effect on September 30, 2003, for merit-based, incentive, or annual salary increases in the ordinary course of business and in accordance with past practice or (iv) for employment arrangements or independent contractor agreements for newly hired non-executive employees or independent contractors in the ordinary and usual course of business consistent with past practice, provided that total annual guaranteed compensation for any such newly hired non-executive employee or independent contractor shall not exceed $50,000.

         (i) Benefit Plans. Other than as specified by the terms of this Agreement, enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former directors, officers, employees, former employees of, or independent contractors with respect to, the Company or its Subsidiaries (or any dependent or beneficiary of any of the foregoing Persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed Contracts existing on the date hereof, or (iii) as provided herein.

         (j) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any material portion of, its assets, business or properties, except, in each case in the ordinary and usual course of business consistent with past practice, (i) pursuant to Previously Disclosed Contracts existing on the date hereof or (ii) sales, transfers or dispositions of Investment Securities.

         (k) Acquisitions. Acquire any material amount, taken individually and in the aggregate, of assets, properties or deposits of another Person in any one transaction or a series of related transactions, except, in each case in the ordinary and usual course of business consistent with past practice, (i) pursuant to Previously Disclosed Contracts existing on the date hereof, (ii) by way of foreclosures in satisfaction of debts previously contracted in good faith or (iii) acquisitions of Investment Securities; provided, however, that neither the Company or any of its Subsidiaries shall acquire any securities or any of its Subsidiaries holding securities involving, in the aggregate, Beneficial Ownership or control by the Company or any such Subsidiary of 5% or more of any class of the issuer's voting securities or 25% or more of any class of the issuer's securities.

         (l) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by GAAP, in which case the Company will promptly notify Acquiror of such change.

         (m) Contracts. Except in the ordinary course of business consistent with past practice or pursuant to Section 5.14, (i) enter into, amend, renew or terminate any material Contract or any agreement that provides for aggregate payments of $100,000 or more (provided this clause (i) shall not prevent the Company or its Subsidiaries from entering into contracts with respect to Investment Securities to the extent in the ordinary course of business consistent with past practice) or (ii) amend or modify in any material respect any of its existing Company Contracts.

         (n) Claims. Settle any claim, action or proceeding, except for (i) any claim, action or proceeding involving solely money damages in an individual amount of not more than $100,000 and in the aggregate amount of not more than $250,000 for all such settlements, which would not reasonably be expected to establish an adverse precedent or reasonable basis for subsequent settlements or require material changes in business practices or (ii) in accordance with the forms of an insurance policy underwritten by the Company.

         (o) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices,
(ii) fail to follow, in all material respects, its existing policies or practices with respect to managing its exposure to credit and interest rate risk or (iii) fail to use commercially reasonable means in accordance with past practices to avoid any material increase in its aggregate exposure to interest rate risk.

         (p) Indebtedness. Other than in the ordinary course of business consistent with past practice, (i) incur any indebtedness for borrowed money (including by issuance of debt securities or warrants, options or other rights to acquire debt securities), provided, however, the Company and its Subsidiaries will not incur indebtedness in excess of $100,000 regardless of whether or not it is in the ordinary course of business consistent with past practice, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any material amount of indebtedness of any other Person.

         (q) Loans. (i) Make any Loan or advance in excess of $50,000 other than in the ordinary course of business consistent with lending policies as in effect on the date hereof; provided that the Company or any of its Subsidiaries may make any such Loan or advance in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or its designated representative a notice of its intention to make such Loan or advance and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such Loan or advance by giving notice of such objection within five Business Days following the actual receipt by the Acquiror of the applicable notice of intention; or (ii) sell, transfer, mortgage, encumber or otherwise dispose of, or permit the creation of, any Lien in respect of mezzanine loans made by the Company or any Subsidiary of the Company.

         (r) Adverse Actions. (i) Except as permitted by Section 5.07, take any action or commit to take action that (or fail to take any action where such failure) is intended or is reasonably likely to result in (A) any of its (1) representations and warranties set forth in this Agreement which contain materiality standards or are qualified by "Material Adverse Effect" or are set forth in Sections 3.01, 3.02, 3.03, 3.04 and 3.05 being or becoming untrue in any respect at any time at or prior to the Effective Time or (2) representations and warranties set forth in this Agreement which do not otherwise contain materiality standards or qualifications of "Material Adverse Effect" or specified in clause (i)(A)(I) of this Section 5.01(q) being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 6 not being satisfied or
(C) a material breach of any covenant, obligation or agreement of the Company of this Agreement, (ii) take any action or make any acquisition that would subject the Acquiror or Acquiror Sub, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation or (iii) except as provided by Section 5.07, take any action that (or fail to take any action where such failure) is intended or is reasonably likely to result in the impairment of the ability of any party to this Agreement to consummate the Merger or materially delay the Merger.

         (s)      Tax Elections. Make any election with respect to Taxes.

         (t) Related Person Transactions. (i) Except pursuant to Previously Disclosed legally binding Contracts entered into in the ordinary course of business before the date of this Agreement and Previously Disclosed, make any payment of cash or other consideration to, or make any Loan to or on behalf of, or (ii) enter into, amend or grant a consent or waiver under, or fail to enforce, any Contract with, any Related Person.

         (u) Capital Expenditures. Make any capital expenditures in excess of $50,000 in any one case or $125,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $50,000 for any twelve-month period.

         (v) Insurance Licenses. Voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any insurance license held by the Company or any Subsidiary, except (i) as may be required in order to comply with applicable law or (ii) where such forfeitures, abandonments, terminations, changes, modifications or waivers of insurance licenses, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         (w) Insurance Practices. Except in the ordinary course of business consistent with past practice, make any material change in the (i) underwriting or claims management, (ii) pricing or (iii) reserving practices, except as required by applicable law, of the Company or any Subsidiary.

         (x) Subsidiaries. Take any action or fail to take any action which would cause the information set forth in Section 3.03(b) or Section 3.03(c) of the Company's Disclosure Letter to be materially inaccurate.

         (y) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (x) without first obtaining the Acquiror's consent.

         5.02 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror and Acquiror Sub agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall reasonably cooperate with the other party hereto to that end. Without limiting the generality of the preceding sentence, the Company agrees to use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits of such Contract. Notwithstanding the foregoing, nothing in this Agreement shall obligate Acquiror, Acquiror Sub or any of their respective Subsidiaries or Affiliates to agree (a) to limit in any manner or not to exercise any rights of ownership of any securities (including the shares of Company Common Stock), or to divest, dispose of or hold separate any securities or all or any portion of their respective businesses, assets or properties or of the businesses, assets or properties of the Company or any of its Subsidiaries or (b) to limit in any material manner the ability of such entities (i) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (ii) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries (each of the foregoing being referred to herein as a "Burdensome Condition").

         5.03 Shareholder Approvals. The Company agrees to take, in accordance with applicable law, applicable stock exchange rules, the Company Articles and the Company By-Laws, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the "Company Meeting"), and to solicit shareholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by GBCC Section 14-2-1103, recommending that the shareholders approve this Agreement (and will, subject to the provisions of Section 5.07, keep such resolution in effect) and take any other action required to permit consummation of the transactions contemplated hereby. The obligation of the Company to hold the Company Meeting shall not be affected by any Acquisition Proposal or other event or circumstance. Subject to the provisions of Section 5.07, the Company shall use its reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary or, in the reasonable opinion of Acquiror, advisable to secure any vote of shareholders required by the GBCC to effect the Merger.

         5.04 Proxy Statement. As promptly as practicable after execution of this Agreement, the Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the Company, including amendments and supplements thereto (the "Proxy Statement") regarding the solicitation of proxies to be voted in favor of the Merger. The Company agrees, subject to the review and approval of Acquiror and Acquiror Sub, to file the Proxy Statement in preliminary form with the Commissioner of Insurance of the State of Georgia as promptly as reasonably practicable. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Acquiror and Acquiror Sub with, and consult with Acquiror and Acquiror Sub regarding, any comments that may be received from the Commissioner of Insurance of the State of Georgia or its staff (and/or the SEC or its staff, if applicable) with respect thereto, shall, subject to the prior review and approval of Acquiror and Acquiror Sub, respond promptly to any such comments with respect to the Proxy Statement, file the Proxy Statement in definitive form and cause the Proxy Statement to be mailed to the Company's shareholders at the earliest practicable date. The Proxy Statement shall contain subject to the provisions of Section 5.07, (i) the recommendation of the Company Board that the Company's shareholders approve and adopt this Agreement and the Merger and any other matters determined to be appropriate for submission to shareholders for approval to effectuate the transactions contemplated hereby and (ii) the written opinion of the Company Financial Advisor, dated prior to or as of the date of this Agreement, to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Consideration to be received by holders of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view. The Company will advise Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the Commissioner of Insurance of the State of Georgia or its staff (and/or the SEC or its staff, if applicable) for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the Commissioner of Insurance of the State of Georgia or its staff (and/or the SEC or its staff, if applicable) for additional information.

         (a) The Company hereby represents, warrants, agrees and covenants that: (i) the Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable requirements of the Exchange Act (if applicable), the GBCC and Georgia Insurance Securities Laws; (ii) the Proxy Statement and any other communications by the Company with respect this Agreement, the Merger or the transactions contemplated hereby will not, (A) in the case of the Proxy Statement, (1) at the time the Proxy Statement is filed with the Commissioner of Insurance of the State of Georgia (and/or the SEC, if applicable) or first sent to holders of the Company Common Stock, (2) at the time of the Company Meeting (if any) or (3) at the Effective Time or (B) in the case of other communications by the Company with respect to this Agreement, the Merger or the transactions contemplated hereby, at the time such communication is made, contain any untrue statement of a material fact or omit to state any material fact (y) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (z) necessary to correct any statement in any earlier filing by the Company with the Commissioner of Insurance of the State of Georgia or the SEC or communication from the Company to the holders of Common Stock with respect to this Agreement, the Merger, the transactions contemplated hereby or the Company Meeting that has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty, covenant or agreement with respect to any information that has been supplied by Acquiror, Acquiror Sub or any of their accountants, counsel or other authorized Representatives in writing specifically for use in any of the foregoing documents.

         (b) The Acquiror herby represents, warrants, agrees and covenants that the information supplied in writing by Acquiror, Acquiror Sub or any of their accountants, counsel or other authorized Representatives in writing specifically for use in any of the Proxy Statement (the "Acquiror Information") will not, (i) in the case of the Proxy Statement (A) at the time the Proxy Statement is filed with the Commissioner of Insurance of the State of Georgia (and/or the SEC, if applicable) or first sent to shareholders, (B) at the time of the Company Meeting or (C) at the Effective Time, or (ii) in the case of other communications by the Company to the holders of Company Common Stock, at the time such communication is made, contain any untrue statement of a material fact or omit to state any material fact (y) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (z) necessary to correct any statement in any earlier filing by the Company with the Commissioner of Insurance of the State of Georgia or the SEC or communication from the Company to the holders of Company Common Stock with respect to this Agreement, the Merger, the transactions contemplated hereby or the Company Meeting that has become false or misleading. Notwithstanding the foregoing, the Acquiror makes no representation, warranty, covenant or agreement with respect to any information that has not been supplied by Acquiror, Acquiror Sub or any of their accountants, counsel or other authorized Representatives in writing specifically for use in any of the foregoing documents.

         5.05 Press Releases. The initial press release concerning the Merger and the other transactions contemplated by this Agreement shall be a joint press release in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, in the written opinion of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its reasonable best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its Representatives that was not permitted by this Agreement).

         5.06 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party hereto shall afford the other party and its officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, Tax Returns and work papers of independent auditors), properties, personnel and such other information as such party may reasonably request and, during such period, each party hereto shall furnish promptly to the other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or insurance regulatory laws, and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Acquiror and the Company will use its reasonable best efforts to ensure that the consummation of the Merger, the transactions contemplated by this Agreement, and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any applicable law concerning the protection of confidential personal information received from individual policyholders or other customers or (ii) the privacy policy of the Company or the privacy policy of the Acquiror. No investigation by Acquiror or Acquiror Sub of the business and affairs of the Company or its subsidiaries shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Acquiror's or Acquiror Sub's obligation to consummate the transactions contemplated by this Agreement.

         5.07     No Solicitation.

         (a)      Until this Agreement has been terminated in accordance with
Section 7.01 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.03 have been made), the Company shall not and shall cause its Subsidiaries and its and their officers, directors, employees, consultants, Representatives, Affiliates and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Company Representatives"), not to, directly or indirectly, (i) encourage, solicit, initiate or facilitate the making of, or take any other action to facilitate any inquiries regarding the making of, any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, by taking any action that would make any Takeover Laws inapplicable to an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, any Person (other than Acquiror or Acquiror Sub or any of their Affiliates or associates) in connection with any Acquisition Proposal,
(iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Acquiror or Acquiror Sub the approval and recommendation of the Merger or this Agreement (a "Change in Recommendation"), (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (unless contemporaneously with such approval or recommendation the Company terminates this Agreement in accordance with Section 7.01(d)), (v) release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, or (vi) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 5.07 shall not prohibit the Company or the Company Representatives from:

                  (A) (i) subject to the conditions of Section 5.05, issuing a press release or otherwise publicly disclosing the terms of this Agreement (including the provisions of this Section 5.07), the Merger or any Acquisition Proposal, (ii) proceeding with the transactions contemplated by this Agreement,
(iii) communicating to the holders of the Company's securities a position with respect to an Acquisition Proposal by a third party contemplated by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (iv) making any disclosure to the holders of the Company's securities which, in the judgment of the Board of Directors (after receiving the advice of legal counsel) is necessary to be made under applicable law (including laws relating to the fiduciary duties of directors); or

                  (B) participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to or entering into any confidentiality or standstill or similar agreements with, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement if (i) such Acquisition Proposal does not result from a violation of any of the provisions of this Section 5.07, (ii) a majority of the members of the Company Board determines in good faith, after having received the advice of its financial advisor and outside legal counsel, that (x) such Person is reasonably capable, financially and otherwise, of consummating such Acquisition Proposal, (y) such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (z) failure to do so would result in a breach of the fiduciary duty of the Company Board to the shareholders of the Company under applicable law, and (iii) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company gives Acquiror written notice of the identity of such Person and of the Company's intention to participate in discussions or negotiations with, or furnish or disclose nonpublic information to, such Person, and the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement.

         (b) The Company shall, and shall cause its Subsidiaries and the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any other parties that may be ongoing as of the date hereof with respect to any Acquisition Proposal.

         (c) Nothing contained in this Section 5.07 shall prohibit Acquiror or Acquiror Sub from purchasing the shares of Company Common Stock or consummating the Merger. Without limiting any other rights of Acquiror or Acquiror Sub under this Agreement in respect of any such action, neither any withdrawal or modification by the Company Board of the approval or recommendation of the Merger nor the termination of this Agreement shall have any effect on the approvals of, and other actions referred to herein for the purpose of causing the Takeover Laws to be inapplicable to, this Agreement and the Shareholder Agreements and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

         (d) Nothing contained in this Section 5.07 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 5.07.

         5.08 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement or the Shareholder Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         5.09 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that (a) the entering into of this Agreement and the consummation of the Merger and the transactions contemplated hereby and any other action or combination of actions contemplated hereby, do not and will not result in the grant of any rights to any Person under the Company Articles or the Company By-Laws and (b) appropriate waivers, consents, amendments or modifications, as applicable, in a form reasonably acceptable to Acquiror, have been obtained prior to the Closing Date with respect to those Contracts set forth in Section 5.09 of the Company's Disclosure Letter necessary to ensure that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, constitute a breach or violation of, result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any Lien, any acceleration of remedies or any right of termination under, such Contract and (ii) such Contracts will, after consummation of the Merger, (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto), be valid and binding upon the Surviving Corporation or the Company's Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws effecting or relating to enforcement of creditors' rights generally, or by general principles of equity, in full force and effect or where the failure to obtain such consent, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

         5.10     Regulatory Applications.

         (a) Subject to the terms and conditions provided herein, the Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect, as promptly as practicable, all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities, and all waivers and consents of third parties, necessary to consummate the transactions contemplated by this Agreement, including all (i) filings and submissions under the HSR Act, (ii) filings required by Georgia Insurance, Safety and Fire Commissioner, the Illinois Insurance Commissioner, the Connecticut Insurance Commissioner and any other insurance regulatory authorities as may be necessary or appropriate and any other relevant jurisdiction and delivery of notices and consents to jurisdiction to state insurance departments and (iii) filings with A.M. Best and similar rating agencies and the procurement of satisfactory ratings from such rating agencies with respect to the Surviving Corporation after the Effective Time, each as may be reasonably be required to be made in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall have the right to review in advance, and to the extent practicable to consult with the other party, subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each party agrees to act reasonably and as promptly as practicable. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. In connection with the foregoing, the Company will provide Acquiror, and Acquiror will provide Company, with copies of all material correspondence, filings, communications (summarized in a memorandum in the case of oral communications) between such party or any of their Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby.

         (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         5.11     Indemnification.

         (a) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions in favor of the directors, officers, employees or agents of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise with which he or she is or was serving in such capacity at the request of the Company (each an "Indemnified Party"), with respect to indemnification and exculpation from liability set forth in the Company Articles and Company By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers or employees of the Company, or any of its subsidiaries unless such modification is required by law.

         (b) For five years after the Effective Time, the Surviving Corporation shall maintain in effect, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance covering each Person currently covered by such policies on terms with respect to coverage and amount no less favorable in any material respect than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 5.11(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 150% of the amount per annum the Company is currently paying for such coverage; provided further that if the annual premiums of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain policies with as much coverage as is available for a cost not exceeding such amount.

         (c) The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, the respective indemnified parties. The obligations of Acquiror and Acquiror Sub under this Section 5.11 shall not be terminated or modified in such a manner as to adversely affect any indemnified party to whom this Section 5.11 applies without the consent of such party.

         5.12 Notification of Certain Matters. Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         5.13     Employee Benefits.

         (a) The Acquiror and the Company agree that all employees of the Company immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time; it being understood that (i) except for employees of the Company with employment agreements as set for in Section 5.13 of the Company's Disclosure Letter ("Specific Employment Agreements"), neither the Surviving Corporation, the Acquiror or the Acquiror Sub shall have any obligation to continue employing such employees for any length of time thereafter, and (ii) with respect to those employees of the Company with employment agreements, neither the Surviving Corporation, the Acquiror or Acquiror Sub shall have any obligation to continue the employment of such employees except as specified in the applicable employment agreement and such employee's employment may be terminated, provided the Surviving Corporation complies with the terms of such employment agreement.

         (b) Subject, in the case of an employee with a Specific Employment Agreement, to the terms of the applicable Specific Employment Agreement, the Acquirer and the Company agree that for the period commencing on the Closing Date and ending December 31, 2004, (i) the Surviving Corporation shall continue to pay and provide to each employee of the Company base salary, vacation, bonus and other incentive opportunities that are equal to or greater than the base salary, vacation, bonus and other incentive opportunities currently provided to such employee, and (ii) all employees and Multi-Line Exclusive Agents of the Surviving Corporation shall continue to be entitled to and shall receive the same benefits currently provided the employees or Multi-Line Exclusive agents, as applicable, of the Company under its existing Compensation Plans so long as the continued provision of benefits to such employees under the Company's Compensation Plans does not cause any Acquirer Compensation Plan (as defined in Section 5.13(d) below) to be in violation of any law or regulation governing such plans.

         (c) Subject, in the case of an employee with a Specific Employment Agreement, to the terms of the applicable Specific Employment Agreement, the Acquirer Compensation Plans shall provide all employees and Multi-Line Exclusive Agents of the Company and its Subsidiaries who become participants in such Acquirer Compensation Plans after the Closing Date credit for all seniority and service with the Company and its Subsidiaries, or their respective predecessors (or any other party for which seniority or service has been recognized under the Company's Compensation Plans) prior to the Closing Date for all purposes (other than benefit accrual under a retirement plan) for which such seniority or service was recognized by the Company's Compensation Plans prior to the Closing Date, including but not limited to eligibility to participate, vesting in benefits accrued while participating in such Acquirer Compensation Plans, and the rate at which benefits accrue while participating in such Acquirer Compensation Plans.

         (d) The term "Acquirer Compensation Plan" means any bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provision in any plan, contract or arrangement maintained or contributed to by the Acquirer or any ERISA Affiliate of the Acquirer, as applicable, for the benefit of current or former officers, employees, directors or agents or the beneficiaries or dependents of the foregoing.

         (e)      The Acquirer and the Company agree that paragraphs (a), (b),
(c), (d) and (e) of this Section 5.13 do not create any rights with respect to any third party, but is merely an expression of the current understanding with respect to these matters.

         (f) Except with respect to employees with a Specific Employment Agreement, Acquiror agrees that, on or after the Closing Date, with respect to the termination of employment of any employee currently employed by the Company prior to December 31, 2004, the Surviving Corporation will provide an employee whose employment is to be terminated (other than for cause) thirty days notice prior to the date of such termination.

         5.14 Certain Contracts. Prior to the Effective Time, the Company will use its reasonable best efforts to cause the Contracts with third parties that are identified by Acquiror to be terminated or not renewed (effective prior to or as of the Effective Time) without any penalty or other adverse consequences to the Company or to be amended in the manner reasonably requested by Acquiror.

                                   ARTICLE 6

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         6.01 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each of the Acquiror, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

         (a) This Agreement shall have been duly approved and adopted, and a plan of merger shall have been duly approved by the Company Requisite Vote.

         (b) The waiting periods applicable to the consummation of the Merger under (A) the HSR Act shall have expired or been terminated; the transactions contemplated hereby shall have been approved by the

Georgia Insurance, Safety and Fire Commissioner, the Illinois Insurance Commissioner, the Connecticut Insurance Commissioner and any other insurance regulatory authorities as may be necessary or appropriate; and other than the filing of articles of merger with the Secretary of State of the State of Georgia pursuant to the GBCC and the Secretary of State of the State of Illinois pursuant to the IBCA, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Acquiror or any of their respective Subsidiaries or Affiliates to, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Acquiror or any of their respective Subsidiaries or Affiliates from, any Governmental Authority; provided, however, that none of the preceding shall be deemed obtained or made if it is subject to any condition or restriction the effect the or which, together with all other conditions or restrictions, that imposes Burdensome Condition on the Acquiror, the Surviving Corporation, any of their Subsidiaries or any of their Affiliates.

         (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken or pending, by any Governmental Authority that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger (provided that each party hereto shall use its reasonable best efforts to have vacated or reversed, in accordance with Section 5.02, any applicable judgment, writ, decree, order or injunction).

         (d) The conditions to closing set forth in Section III(B) of the Alliance Agreement dated as of the date hereof by and among COUNTRY Mutual Insurance Company, CSMIC and Shield (the "Alliance Agreement") shall have been satisfied, the documents specified in Section III(D) of the Alliance Agreement shall have been delivered and the Alliance Agreement shall not have been terminated.

         6.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company, prior to the Effective Time, of each of the following conditions:

         (a) The representations and warranties of each of the Acquiror and Acquiror Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date).

         (b) Each of the Acquiror and Acquiror Sub shall have performed in all material respects (disregarding for these purposes references to materially in specific agreements and covenants) all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

         (c) The Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror and Acquiror Sub by a senior officer of the Acquiror and Acquiror Sub verifying satisfaction of the conditions set forth in Sections 6.02(a) and 6.02(b).

         6.03 Conditions to Obligation of the Acquiror. The obligations of the Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

         (a) The representations and warranties of the Company and its Subsidiaries set forth in this Agreement shall be true and correct (disregarding for these purposes references to materiality standards and qualifications of "Material Adverse Effect" in specific representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date, (ii) for changes specified by this Agreement or (iii) where the failure of such representations to be true and correct in all respects are not, in the aggregate, reasonably likely to have a Material Adverse Effect.

         (b) The Company and its Subsidiaries shall have performed in all material respects (disregarding for these purposes references to materially in specific agreements and covenants) all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

         (c) The Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Vice President of Finance of the Company verifying satisfaction of the conditions set forth in Sections 6.03(a) and 6.03(b).

         (d)      Dissenters' rights shall not have been perfected pursuant to
Section 14-2-1321 of the GBCC by shareholders of the Company with respect to more than 10% of the issued and outstanding shares of Company Common Stock immediately prior to the Effective Time.

         (e) No Burdensome Condition shall have been imposed upon Acquiror, Acquiror Sub, the Surviving Corporation or any of their Affiliates.

         (f) Since the date hereof, there shall not have occurred any event, circumstance or development that has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

         (g) The waivers, consents, amendments and modifications set forth in Section 5.09 of the Company's Disclosure Letter shall have been obtained without the imposition of costs, expenses or fees payable by the Company or the Surviving Corporation to the other party to the applicable Company Contract.

                                   ARTICLE 7

                                   TERMINATION

         7.01 Termination Events. Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

         (a) At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company.

         (b) By either Acquiror or the Company, at any time prior to the Effective Time, by action of the board of directors of either Acquiror or the Company if (i) the Merger shall not have been consummated by December 31, 2004, whether such date is before or after the date of approval by the shareholders of the Company (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01 shall not be available to any party whose failure to perform any of its obligations under this Agreement primarily contributes to the failure of the Merger to be consummated by such time; provided, further, that the Termination Date may be extended not more than sixty days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in
Section 6.01(b) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period, or its board of directors determines by majority vote that, any statute, law, rule or regulation shall have been promulgated that prohibits the consummation of the Merger or if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with
Section 5.02), in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (iii) in the case of the Company, an event or circumstance exists that results in any representation or warranty of Acquiror or Acquiror Sub contained in this Agreement being untrue which would result in a failure of a condition set forth in Sections 6.02(a), 6.02(b) or 6.02(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to Acquiror of such event, circumstance or breach and (B) the Termination Date or, in the case of the Acquiror, an event or circumstance exists that results in any representation or warranty of the

Company or any of its Subsidiaries contained in this Agreement being untrue which would result in a failure of a condition set forth in Sections 6.03(a), 6.03(b) or 6.03(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to the Company of such event, circumstance or breach and (B) the Termination Date.

         (c) By the Acquiror if the Company, in accordance with applicable law, applicable stock exchange rules, the Company Articles and the Company By-Laws, has not taken all action reasonably necessary to convene the Company Meeting at least ten Business Days prior to the Termination Date; provided, however, that the Acquiror may not utilize the provision of this Section 7.01(c) if the Georgia Insurance, Safety and Fire Commissioner has issued an order restricting distribution of the Proxy Statement which has not been vacated, withdrawn, rescinded or otherwise become of no effect at least forty-five days prior to the Termination Date.

         (d) By the Company, prior to the Effective Time, by action of the Company Board if (i) the Company has complied with its obligations under Section
5.07 and the Company has given Acquiror prior written notice, of not less than the greater of seventy-two hours and two Business Days, of its intention to terminate this Agreement and accept or recommend a Superior Proposal and of the material terms and conditions of such Superior Proposal, provided that the termination described in this Section 7.01(d) shall not be effective unless and until the Company shall have paid to Acquiror the amounts specified in Section 7.03; (ii) Acquiror or Acquiror Sub has taken any action (or failed to take any action) which would result in a failure of a condition set forth in Sections 6.02(a), 6.02(b) or 6.02(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to Acquiror of such breach and (B) the Business Day immediately prior to Termination Date; or (iii) CMIC takes any action (or fails to take action) which results in the closing conditions set forth in the in the Alliance Agreement not being satisfied which cannot be cured or has not been cured by the earlier of
(A) twenty Business Days after the giving of written notice to Acquiror of such breach and (B) the Business Day immediately prior to Termination Date.

         (e) By the Acquiror, prior to the Effective Time, by action of its board of directors if (i) the Company breaches any of its covenants in Section
5.07 or the Company has taken (or the Company Board shall have resolved to effect) any of the actions referred to in the first paragraph of Section 5.07;
(ii) the Company Board fails to recommend that the shareholders of the Company approve this Agreement and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby or a Change in Recommendation has occurred; (iii) the Company or any of its Subsidiaries has taken any action (or failed to take any action) which would result in a failure of a condition set forth in Sections 6.03(a), 6.03(b) or 6.03(c) and which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to the Company of such breach and (B) the Business Day immediately prior to the Termination Date; or (iv) CSMIC or Shield takes any action (or fails to take action) which results in the closing conditions set forth in the Alliance Agreement not being satisfied which cannot be cured or has not been cured by the earlier of (A) twenty Business Days after the giving of written notice to Acquiror of such breach and (B) the Business Day immediately prior to Termination Date.

         7.02 Effect of Termination and Abandonment. The party desiring to terminate this Agreement, shall give written notice of such termination to the other party specifying the provision pursuant to which such termination is effective. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 7.03 and Section 8.01, and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         7.03 Termination Fee. If this Agreement is terminated (i) by the Company pursuant to clause (i) of Section 7.01(d) or (ii) by Acquiror pursuant to Section 7.01(c) or Section 7.01(e), then the Company shall pay to Acquiror in immediately available funds an amount equal to $6.5 million. If such amount becomes payable pursuant to clause (i) or (ii) of this Section 7.03, such amount shall be payable simultaneously with such termination (in the case of termination by the Company) or within two Business Days thereafter (in the case of termination by Acquiror). The Company acknowledges that the agreements contained in Section
7.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror and Acquiror Sub would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to Section 7.03, and, in order to obtain such payment, Acquiror or Acquiror Sub commences a suit which results in a judgment against the Company for the amounts set forth in Section 7.03, the Company shall pay to Acquiror or Acquiror Sub, as the case may be, its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made plus two percent.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.01 Survival. None of the representations, warranties, agreements or covenants contained in this Agreement shall continue, except that (i) those contained in Section 7.02, and Section 7.03 and in this Article 8 shall survive the termination of this Agreement, if this Agreement is terminated prior to the Effective Time, and (ii) those contained in Section 5.11, Section 5.13 and in this Article 8 shall survive the Effective Time.

         8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or
(b) amended or modified at any time, by an agreement in writing executed by both parties, except that, after approval of the Merger by the shareholders of the Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

         8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         8.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia is applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Georgia or any Georgia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         8.05 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

         8.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court sitting in Georgia, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.07 Expenses. Subject to Section 7.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and postage expenses and any other fees and expenses related to the Proxy Statement shall be shared equally between the Company and the Acquiror. Acquiror shall be entitled to select a printing company of its choice.

         8.08 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (i) on the date of delivery, if personally delivered or telecopied (with confirmation),
(ii) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service, or (iii) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

              If to the Company, to:

                       Cotton States Life Insurance Company
                       244 Perimeter Center Parkway, N.E.
                       Atlanta, GA 30346
                       Attention: J. Ridley Howard, Chairman
                       Facsimile: (770) 391-8710

              With a copy to:

                       Thomas O. Powell, Esq.
                       Troutman Sanders LLP
                       600 Peachtree, N.E., Suite 5200
                       Atlanta, GA 30308-2216
                       Facsimile: (404) 962-6658

              If to the Acquiror, or Acquiror Sub, to:

                       COUNTRY Life Insurance Company
                       1701 N. Towanda Avenue
                       Bloomington, Illinois 60701
                       Attention: John D. Blackburn, Chief Executive Officer
                       Facsimile: (309) 821-4828

              With a copy to:

              Todd R. Eskelsen, Esq.             Paul Harman, General Counsel
              Sonnenschein Nath & Rosenthal      COUNTRY Life Insurance Company
              1301 K Street, N.W.                1701 N. Towanda Avenue
              Suite 60, East Tower               Bloomington, Illinois 60701
              Washington, DC 20005               Facsimile: (309) 557-2612
              Facsimile: (202) 408-6399

         8.09 Entire Understanding, No Third-Party Beneficiaries. This Agreement (together with the Company's Disclosure Letter, the Acquiror's Disclosure Letter, the Shareholder Agreements and the exhibits hereto and thereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof) and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 5.11, insofar as such
Section 5.11 expressly provides certain rights to the indemnified parties named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned Subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

         8.11 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless, otherwise stated, any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statues, rule or regulations. No rule of construction against the drafts Person shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith. References to "knowledge" of a Person means knowledge after reasonable diligence in the circumstances. All references to "dollars" or "$" mean the lawful currency of the United States unless otherwise indicated.

         8.12 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

         "Acquiror" has the meaning assigned in the preamble to this Agreement.

         "Acquiror Disclosure Letter" has the meaning assigned in the preamble of Article 4.

         "Acquiror Information" has the meaning assigned in Section 5.04.

         "Acquiror Sub" has the meaning assigned in the preamble to this Agreement.

         "Acquisition Proposal" shall mean any proposal or offer, or any indication of interest in making an offer or proposal, made by any Person or group (in each case, whether or not in writing and whether or not delivered to the shareholders of the Company generally) relating to (i) any direct or indirect acquisition or purchase which is structured to permit such Person or group to acquire Beneficial Ownership of at least 10% of the assets of the Company or any of its Subsidiaries or of over 10% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person, other than Acquiror, Acquiror Sub, their Affiliates or any group of which any of them is a member beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries.

         "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, the term Affiliate, when used in reference of the Company or its Subsidiaries, does not include Acquiror, Acquiror Sub or any of their executive officers, directors or shareholders.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 8.02.

         "Alliance Agreement" has the meaning assigned in Section 6.01(d).

         "Beneficial Ownership" shall having the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Burdensome Condition" has the meaning assigned in Section 5.02.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are permitted or obligated by law to be closed for regular banking business.

         "Change in Recommendation" has the meaning assigned in Section 5.07(a).

         "Closing Date" has the meaning assigned in Section 1.02.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning assigned in the preamble to this Agreement.

         "Company Actuarial Analyses" has the meaning assigned in Section
3.07(e).

         "Company Articles" means the Articles of Incorporation of the Company.

         "Company Board" means the board of directors of the Company.

         "Company By-Laws" means the by-laws of the Company.

         "Company Contracts" has the meaning assigned in Section 3.11.

         "Company Common Stock" means the common stock, $1.00 par value, of the Company.

         "Company's Disclosure Letter" has the meaning assigned in the preamble of Article 3.

         "Company Financial Advisor" means SunTrust Capital Markets, Inc.

         "Company Financial Statements" means the consolidated financial statements of the Company included in the Form 10-Ks for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 and Form 10-Qs for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003 together, in the case of year-end statements, with reports thereon by the independent auditors of the Company including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders' equity and a consolidated statement of cash flows, and accompanying notes.

         "Company Forms" has the meaning assigned in Section 3.10(g).

         "Company IP Rights" means the Intellectual Property Rights (a) owned or utilized by or (b) licensed to or from the Company or any of its Subsidiaries.

         "Company Investments" has the meaning assigned in Section 3.25(a).

         "Company Meeting" has the meaning assigned in Section 5.03.

         "Company Permits" has the meaning assigned in Section 3.10(b).

         "Company Reports" has the meaning assigned in Section 3.10(f).

         "Company Representatives" has the meaning assigned in Section 5.07(a).

         "Company Requisite Vote" has the meaning assigned in Section 3.05(d).

         "Company's SEC Documents" has the meaning assigned in Section 3.07.

         "Company Statutory Financial Statements" means the annual statements and quarterly statements of each of the Company and the Company's Subsidiaries, as filed (and, as applicable, amended by filing) with the departments of insurance for all applicable domiciliary jurisdictions for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 and the quarters ended June 30, 2003, March 31, 2003 and September 30, 2003 together with all exhibits and schedules thereto.

         "Company Stock Award" has the meaning assigned in Section 2.05.

         "Company Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

         "Company Stock Plans" has the meaning assigned in Section 3.02.

         "Compensation Plans" has, with respect to any Person, the meaning assigned in Section 3.14(a).

         "Confidentiality Agreement" means the Confidentiality Agreement dated September 5, 2003 by and between COUNTRY Mutual Insurance Company and Cotton States Mutual Insurance Company.

         "Consideration" has the meaning assigned in Section 2.01(a).

         "Consideration Per Share" means $20.25 in cash without interest.

         "Contract" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment, whether oral or in writing, to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         "CSMIC" means Cotton States Mutual Insurance Company.

         "Disclosure Controls and Procedures" means controls and other procedures of the Company that are designed to ensure that information required to be disclosed by the issuer in registration statements under the 1933 Act or reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms; "Disclosure Controls and Procedures" include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in such registration statements and reports that it files or submits is accumulated and communicated to the Company's management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

         "Dissenters' Shares" means shares of Company Common Stock the holders of which shall have perfected their dissenters' rights to payment in accordance with Section 14-2-1301 to Section 14-2-1332 of the GBCC as of the moment immediately prior to the Effective Time.

         "Effective Time" means the date and time at which the Merger becomes effective.

         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (i) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" has, with respect to any Person, the meaning assigned in Section 3.15(d).

         "ERISA Affiliate Plan" has the meaning assigned in Section 3.15(d).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "GAAP" means generally accepted accounting principles.

         "GBCC" has the meaning assigned in the recitals to this Agreement.

         "Georgia Insurance Securities Laws" means Chapters 3, 6,10, 12, 13, 14, 15, 17, 39, and 55 of Title 33 of the Official Code of Georgia and the rules and regulations of the State of Georgia Comptroller General Insurance Department, including those set forth in Rules 120-2-7-.01 to 120-2-7-.13 inclusive.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality or any self regulatory organization.

         "Hazardous Substance" means any substance in any concentration that is:
(1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or
(3) any other substance which is regulated by any Governmental Authority pursuant to any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "IBCA" means the Illinois Business Corporation Act, as amended.

         "Indemnified Party" has the meaning assigned in Section 5.11(a).

         "Insurance Policies" has the meaning assigned in Section 3.20.

         "Intellectual Property Rights" shall mean any and all worldwide industrial and intellectual property rights, including, without limitation, (a) patents, patent applications, patent rights, patent disclosures and improvements thereto and all reissues, divisions, continuations and extensions thereof, (b) trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade dress, logos, trade names and corporate names, (c) copyright, copyright registrations and applications, (d) domain names, URLs and Internet web sites, (e) franchises and licenses, (f) inventories, customer lists, marketing and licensing records, sales literature, trade lists, advertising and promotional records, know-how, trade secrets, manuals, documentation, memoranda, records and all other confidential and proprietary information, technical information, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, databases, (g) any computer software (other than off-the-shelf software), and (h) all other intellectual property in whatever form or medium (other than off-the-shelf software).

         "Internal Controls and Procedures for Financial Reporting" means controls that pertain to the preparation of financial statements for external purposes that are fairly presented in conformity with GAAP as addressed by the Codification of Statements on Auditing Standards Section 319 or any superseding definition or other literature that is adopted by the Public Company Accounting Oversight Board.

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

         "IRS" means the United States Internal Revenue Service.

         "Investment Securities" means fixed income and equity securities held, or to be held, by the Company as an investment (within the meaning of Statement of Financial Accounting Standards No. 115) in managing its insurance operations in the ordinary course of business for which there is a readily available trading market in the United States where such securities are regularly traded.

         "Liability" means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including any liability or obligation for or with respect to Taxes.

         "Liens" means any charge, mortgage, deed, assignment, pledge, hypothecation, security interest, restriction, easement, claim, lien, encumbrance or interest of another Person of any kind or nature.

         "Loans" means loans, financing leases, extensions of credit (including guaranties), commitments to extend credit and other assets.

         "Material Adverse Effect" means, (i) with respect to the Company or the Surviving Corporation, any effect that (a) is materially adverse to the assets, liabilities, business, financial position, results of operations, shareholder's equity or business prospects of the Company or the Surviving Corporation, as applicable, and its Subsidiaries taken as a whole, respectively, other than payments of expenses associated with the Merger as contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect under this clause (a): (1) any adverse change, effect, event, occurrence, state of facts or development to the extent, directly or indirectly, attributable to the announcement or pendency of the Merger, or (2) any change to the operations or business of the Surviving Corporation effected by Acquiror or its Affiliates after the Effective Date, (3) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement or (b) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement and (ii) with respect to the Acquiror or Acquiror Sub would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement.

         "Merger" has the meaning assigned in Section 1.01(a).

         "Multiemployer Plan" means, with respect to any Person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         "Multi-Line Exclusive Agents" shall man any Person who has entered into a Multi-Line Exclusive Agent's Contract with the Company or an ERISA Affiliate of the Company.

         "Paying Agent" has the meaning assigned in Section 2.03.

         "Performance Share Awards Plan" means the Cotton States Life Insurance Company 1995 Performance Shares Award Plan.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" has, with respect to any Person, the meaning assigned in
Section 3.15(c).

         "Person" means any individual, bank, savings bank, insurance company, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization or group (within the meaning of Rule 13d-3 under the Exchange Act);

         "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Letter in a paragraph or section identified as corresponding to the provision of this Agreement in respect of which such information has been so set forth.

         "Proxy Statement" has the meaning assigned in Section 5.04.

         "Related Person" means any Person (or immediate family member of such Person) (i) that is an Affiliate of the Company, (ii) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its Affiliates or Subsidiaries (or in any other similar capacity), (iii) that has, or is a member of a group having, direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power or equity securities or other equity interests representing at least five percent of the outstanding equity interests (a "Material Interest") in the Company or any of its Affiliates or (iv) in which any Person that falls under
(i), (ii) or (iii) directly or indirectly, above, to the knowledge of the Company, holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity); provided, however, the term Related Person, when used in reference of the Company or its Subsidiaries, does not include Acquiror, Acquiror Sub or any of their executive officers, directors or shareholders.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities, warrants, agreements or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Shareholder Agreement" has the meaning assigned in the recitals to this Agreement.

         "Shield" means Shield Insurance Company.

         "Specific Employment Agreement" has the meaning assigned in Section 5.13(a).

         "Subsidiary" includes either a "subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC or a "subsidiary" as defined in Section 225.2(o) of Title Twelve of the Code of Federal Regulations.

         "Superior Proposal" shall mean an unsolicited bona fide written proposal made by a third party to acquire all of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire substantially all of the properties and assets of the Company on terms and conditions that the Company Board determines in good faith, after receiving the written advice of its financial advisor and legal counsel and taking into account all the terms and conditions of such proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), is more favorable to the

Company's shareholders from a financial point of view than the transactions contemplated hereby and is reasonably likely to be consummated.

         "Surviving Corporation" has the meaning assigned in Section 1.01(a).

         "Takeover Laws" has the meaning assigned in Section 3.05(b).

         "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

         "Tax Returns" means all reports and returns required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries, including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements imposed by the Code or any similar foreign, state or local law.

         "Treasury Shares" means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries.

         8.13 Tax Disclosure Authorization. Notwithstanding anything herein to the contrary, the parties (and each Affiliate and person acting on behalf of any party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the transaction's tax treatment and tax structure (as such terms are used in Code Sections 6011 and 6112 and regulations thereunder) contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any information (other than that described in the preceding sentence) that is otherwise prohibited by the terms of this Agreement.

 *** Remainder of This Page Intentionally Left Blank, Signature Page Follows ***

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            COUNTRY LIFE INSURANCE COMPANY

                                            By: /s/ John D. Blackburn
                                                --------------------------------
                                            Name:  John D. Blackburn
                                            Title: Chief Executive Officer

                                            COUNTRY MEDICAL PLANS, INC.

                                            By: /s/ John D. Blackburn
                                                --------------------------------
                                            Name:  John D. Blackburn
                                            Title: Chief Executive Officer

                                            COTTON STATES LIFE INSURANCE COMPANY

                                            By: /s/ J. Ridley Howard
                                                --------------------------------
                                            Name:  J. Ridley Howard
                                            Title: Chairman, President & CEO